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                                                                     Exhibit 4.4

                              THE BANCORP.COM, INC.
                             1999 STOCK OPTION PLAN
                       (as amended through June 18, 2003)

         This 1999 Stock Option Plan of The Bancorp.com, Inc. was adopted by the Company's Board of Directors on December 15, 1999.

                                 1. DEFINITIONS

         1.1. "ADMINISTRATOR" means the Committee.

         1.2. "AFFILIATE" means any "subsidiary" or "parent" corporation (within the meaning of Section 424 of the Code) of the Company.

         1.3. "AGREEMENT" means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an award of Options granted to such Participant.

         1.4. "BANK" means TB.com Bank.

         1.5. "BOARD" means the Board of Directors of the Company.

         1.6. "CODE" means the United States Internal Revenue Code of 1986, as amended.

         1.7. "COMMITTEE" means the Compensation Committee of the Board.

         1.8. "COMMON STOCK" means the common stock of the Company.

         1.9. "COMPANY" means The Bancorp.com, Inc.

         1.10. "FAIR MARKET VALUE" means, if the shares of Common Stock are then listed and traded on a registered national or regional securities exchange, or quoted on The National Association of Securities Dealers' Automated Quotation System (including The Nasdaq National Market), the average closing price of a share of Common Stock on such exchange or quotation system for the five trading days immediately preceding the date of grant of an Option, or, if Fair Market Value is used herein in connection with any event other than the grant of an Option, then such average closing price for the five trading days immediately preceding the date of such event. If the shares of Common Stock are not traded on a registered securities exchange or quoted in such a quotation system, the Committee shall determine the Fair Market Value of a share.

         1.11. "OPTION" means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.


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         1.12. "PARTICIPANT" means an employee of the Company, an Affiliate or a member of the Board, who satisfies the requirements of Article 4 and is selected by the Administrator to receive an Option.

         1.13. "PLAN" means this 1999 Stock Option Plan.

         1.14. "TEN PERCENT SHAREHOLDER" means any individual owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of an Affiliate. An individual shall be considered to own any voting stock owned (directly or indirectly) by or for such individual's brothers, sisters, spouses, ancestors or lineal descendants and shall be considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary.

                                   2. PURPOSES

         The Plan is intended to assist the Company and its Affiliates in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and its shareholders. The Plan is intended to permit the grant of both Options qualifying under Section 422 of the Code ("incentive stock options") and Options not so qualifying, and the grant of Performance Shares. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

                                3. ADMINISTRATION

         The Plan shall be administered by the Administrator in a manner consistent with the express language and intent of the Plan and in a manner consistent with the intent of the Federal Deposit Insurance Corporation's ("FDIC") Statement of Policy on Applications for Deposit Insurance. The Administrator shall have authority to grant Options upon such terms which are consistent with the provisions of this Plan. Such terms may include conditions (in addition to those contained in this Plan) on the vesting or exercisability of all or any part of an Option or on the transferability or forfeitability of any award. In addition, the Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; to redesignate Options granted as incentive stock options as non-statutory stock options and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement or award. All expense of administering this Plan shall be borne by the Company.

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                                 4. ELIGIBILITY

         Any employee of the Company or an Affiliate (including a corporation that becomes an Affiliate after the adoption of this Plan) is eligible to participate in this Plan, if the Administrator determines that such person has or can be expected to contribute significantly to the growth or profitability of the Company or an Affiliate. Members of the Board are also eligible to participate in this Plan.

                            5. STOCK SUBJECT TO PLAN

         5.1. Shares Issued. Upon the exercise of an Option, the Company may deliver to the Participant shares of Common Stock from its authorized but unissued Common Stock.

         5.2. Aggregate Limit. The maximum aggregate number of shares of Common Stock that may be issued under this Plan is 1,000,000 shares, subject to adjustment as provided in Article 8. No more than 75,000 shares shall be issued to non-employee directors of the Company.

         5.3. Reallocation of Shares. If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other awards to be granted under this Plan.

                                   6. OPTIONS

         6.1. Award. The Administrator will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such award.

         6.2. Option Price. The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant; provided, however, that the price per share for Common Stock purchased on the exercise of any Option shall not be less than the Fair Market Value on the date of grant Notwithstanding the preceding sentence, the price per share for Common Stock purchased on the exercise of any Option that is an incentive stock option shall not be less than the Fair Market Value on the date the Option is granted or, in the case of an incentive stock option granted to an individual who is a Ten Percent Shareholder on the date such option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted.

         6.3. Maximum Option Period. The maximum period in which an Option may be exercised shall be determined by the Administrator on the date of grant, except that no Option that is an incentive stock option shall be exercisable after the expiration of ten years from the date such Option was granted. In the case of an incentive stock option that is granted to a Participant who is a Ten Percent Shareholder on the date of grant, such option shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option that is an incentive stock option may provide that it is exercisable for a period less than such maximum period.

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         6.4. Nontransferability. Except as provided in Section 6.5, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

         6.5. Employee Status. For purposes of determining the applicability of
Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.

         6.6. Exercise.

                  6.6.1. Installment Exercise.

                           Subject to such further limitations as are provided
herein, the Option shall become exercisable in four (4) installments, the Participant having the right hereunder to purchase from the Company the following number of Options upon exercise of the Option, on and after the following dates, in cumulative fashion:

                           (i) on and after the first anniversary of the date of
grant, up to 25% (ignoring fractional shares) of the total number of Options;

                           (ii) on and after the second anniversary of the date
of grant, up to an additional 25% (ignoring fractional shares) of the total number of Options; and

                           (iii) on and after the third anniversary of the date
of grant, up to an additional 25% (ignoring fractional shares) of the total number of Options; and

                           (iv) on and after the fourth anniversary of the date
of grant, the remaining Options.

                  6.6.2. Termination of Option.

                           (a)(i) Upon the termination of Participant's
employment by the Company for any reason, the Options, to the extent not previously exercised, shall immediately terminate and become null and void, except to the extent provided in paragraph (ii) of this subsection (a) where the termination of the Participant's employment is by reason of retirement, permanent disability or death.

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                           (ii) Upon a termination of the Participant's
employment by reason of retirement, disability or death, the Options may be exercised during the following periods but only to the extent the Options were outstanding and exercisable upon such termination of the Participant's employment: (A) the six-month period following the date of such termination of the Participant's employment; (B) the one year period following the date of death, in the case of Participant's death during his employment by the Company; and (C) the three-month period following the date of such termination in the case of retirement on or after the attainment of age 65, or in the case of permanent disability.

                           (b) In the event of the death, the Options may be
exercised by the Participant's legal representative(s), but only to the extent that the Options would otherwise have been exercisable by the Participant.

                           (c) Notwithstanding any other provisions set forth
herein or in the Plan, if the Participant shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any subsidiary of Company,
(ii) breach any covenant not to compete, or employment contract, with Company or any subsidiary of Company, or (iii) engage in conduct that would warrant the Participant's discharge for cause (excluding general dissatisfaction with the performance of the Participant's duties, but including any act of disloyalty or any conduct clearly tending to bring discredit upon the Company or any subsidiary of the Company), any unexercised portion of the Options shall immediately terminate and become null and void.

                           (d) During the period of twelve (12) months
immediately following the date upon which the Grantee receives a "hardship" withdrawal from a retirement plan qualifying under ss.401(k) of the Code, all rights of the Participant to exercise the Options shall be suspended.

                  6.6.3. Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for stock having a Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. To the extent an Award of an incentive stock option exceeds this $100,000 limit, the portion of the Award in excess of such limit shall be deemed a non-statutory stock option. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.


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         6.7. Payment. Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator.

         6.8. Shareholder Rights. No Participant shall have any rights as a shareholder with respect to shares subject to the Participant's Option until the date of exercise of such Option.

         6.9. Disposition of Stock. A Participant shall notify the Company of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

         6.10. Payment of Taxes. Unless the Administrator permits otherwise, the Participant shall pay the Company in cash, promptly when the amount of such obligations becomes determinable, all applicable local, state and federal withholding taxes applicable, in the Administrator's absolute discretion, to (i) the exercise of any Option or (ii) the transfer or other disposition of shares of Common Stock acquired upon exercise of any Option.


                    7. ADJUSTMENT UPON CHANGE IN COMMON STOCK

         7.1. Adjustments. The maximum number of shares as to which awards may be granted under this Plan, the terms of outstanding awards and the per individual limitations on the number of shares for which Options and Performance Shares may be granted, shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or
(ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee, necessitates such action. Any determination made under this Article 8 by the Committee shall be final and conclusive.

        The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which awards may be granted, the per individual limitations on the number of shares for which Options and Performance Shares may be granted or the terms of outstanding awards.



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         7.2. Mergers or Other Corporate Transactions. Upon consummation of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of an unrelated corporation or business entity or in the event of a liquidation of the Company (in each case, a "TRANSACTION"), the Board, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding Options: (i) provide that such Options shall be assumed or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the optionees, provide that all unexercised Options will terminate immediately prior to the consummation of the Transaction unless exercised by the optionee within a specified period following the date of such notice, and/or (iii) in the event of a business combination under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the business combination, make or provide for a cash payment to the optionees equal to the difference between (A) the value (as determined by the Committee) of the consideration payable per share of Common Stock pursuant to the business combination (the "MERGER PRICE") times the number of shares of Common Stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Options in exchange for the termination of such Options. In the event Options will terminate upon the consummation of the Transaction, each optionee shall be permitted, within a specified period determined by the Committee, to exercise all non-vested Options, subject to the consummation of the Transaction.

                             8. COMPLIANCE WITH LAW
                        AND APPROVAL OF REGULATORY BODIES

         8.1. No Option shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which an Option is exercised or a Performance Share settled may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

         8.2. Every Option shall contain a provision that the Federal Reserve Board or the FDIC, individually or in conjunction with one other, may require Plan Participants to exercise or forfeit their Options if the Company or the Bank's capital falls below minimum requirements, as determined by federal or state regulators.


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                              9. GENERAL PROVISIONS

         9.1. Effect on Employment and Service. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

         9.2. Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

         9.3. Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

         9.4. Governing Law. The Plan shall be administered in accordance with the laws of the State of Delaware and applicable federal law.

         9.5. Effective Date of Plan. The Plan shall be effective upon its adoption by the Board and its approval by the Company's shareholders. Any Options or Performance Shares awarded under the Plan prior to the date of approval by the shareholders shall be void if such approval is not obtained within one year of the approval of the Board.

         9.6. Duration of Plan. Options may be granted under the Plan at any time on or prior to the date which is ten years after the date the Plan is adopted by the Board.

                                  10. AMENDMENT

         The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan, (ii) the amendment changes the class of individuals eligible to become Participants or (iii) the amendment materially increases the benefits that may be provided under the Plan. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any award outstanding at the time such amendment is made.


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